Exhibit 10.4

ABT Innovations Inc, #310 – 730 View St, Victoria, BC, V8W 3Y7

April 29, 2020

Michael Smith Foundation for Health Research

I2C program,

Dear Sirs,

This letter is to support the renewal (phase II) application of Dr. Robert E. W. Hancock entitled “Treatment of Sinusitis”.

We are very happy to provide our full support for this project and indications and will ensure the commercialization of the resultant formulated peptides to enable it to achieve final development in formal preclinical and clinical studies. The information and experience we gather through our relationships with other companies in developing peptides for different indications will be invaluable in guiding the path forward, and we are committed to prosecuting and maintaining the UBC-owned patents over the period of your proposal.

ABT is committed to supporting this research and will provide not less than $50,000 for year 2 of this renewal grant (for 2021), comprising $30,000 of direct support for purchasing peptide for necessary year 2 activities and $20,000 in kind support for IND planning.

Finally we will be utilizing your current research with MSFHR and NMIN as leverage to raise further funding to go to your lab to cover year 2 activities. Good luck with the grant proposal.

/s/ Mike Graw

Michael Graw
Chief Executive Officer, ABT Innovations Inc